SECURITIES AND EXCHANGE COMMISSION
                             Washington , D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported): July 13, 2000
                                                           -------------


                                ALLSCRIPTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                                000-26537                               36-3444974
(State or other jurisdiction of              (Commission File Number)           (IRS Employer Identification No.)
 incorporation or organization)



                               2401 COMMERCE DRIVE
                          LIBERTYVILLE, ILLINOIS 60048
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (847) 680-3515


                                       N/A
          (Former name or former address, if changed since last report)

                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. OTHER EVENTS.

                     On July 13, 2000, Allscripts, Inc. ("Allscripts") and IDX Systems Corporation, a Vermont corporation ("IDX"), jointly issued a press release (the "Press Release") announcing the signing of an Agreement and Plan of Merger, dated as of July 13, 12000 (the "Merger Agreement"), by and among Allscripts, IDX, Allscripts Holding, Inc, a Delaware corporation and wholly-owned subsidiary of Allscripts ("New Allscripts"), Bursar Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of New Allscripts ("Bursar"), Bursar Acquisition No. 2, Inc., a Delaware corporation and wholly-owned subsidiary of New Allscripts ("Bursar No. 2") and Channelhealth Incorporated, a Delaware corporation and approximately 90%-owned subsidiary of IDX ("Channelhealth"). Pursuant to the Merger Agreement, Bursar will be merged with and into Allscripts and Bursar No. 2 will be merged with and into Channelhealth with each of Allscripts and Channelhealth continuing as a surviving corporation (the "Mergers"). Each of Allscripts and Channelhealth will become a wholly owned subsidiary of New Allscripts and former stockholders of Allscripts and Channelhealth will become stockholders of New Allscripts.

                     Pursuant to the Merger Agreement, (a) each outstanding share of common stock, par value $.01 per share, of Allscripts ("Allscripts Common Stock") will be converted into one share of common stock, par value $.01 per share, of New Allscripts ("New Allscripts Common Stock") and (b) each outstanding share of common stock, par value $.001 per share, of Channelhealth ("Channelhealth Common Stock") and each outstanding share of Series A Preferred Stock, par value $.001 per share of Channelhealth ("Channelhealth Preferred Stock", and together with the Channelhealth Common Stock, the "Channelhealth Stock") will be converted into .33730 shares of New Allscripts Common Stock. Holders of Allscripts Common stock or Channelhealth Stock, as applicable, who would receive fractional shares of New Allscripts Common Stock will instead receive an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Allscripts Common Stock or Channelhealth Stock held on the date of closing of the transactions contemplated by the Merger Agreement (the "Closing Date") by such holder) by (ii) the closing price for a share of New Allscripts Common Stock on the Nasdaq Stock Market, Inc. on the first trading day following the Closing Date.

                     Pursuant to the Merger Agreement, New Allscripts will issue to Channelhealth's stockholders an aggregate of approximately 8,593,003 shares of New Allscripts Common Stock, and to Allscripts stockholders an aggregate of approximately 31,771,002 shares of New Allscripts Common Stock. The transactions are expected to qualify as tax-free organizations for U.S. federal income tax purposes and the acquisition of Channelhealth will be accounted for as a purchase.

                     On the Closing Date, IDX and New Allscripts will enter into a Stock Rights and Restrictions Agreement pursuant to which each party will agree to certain restrictions on its activities as a stockholder in the other (including with respect to the voting of shares held in certain circumstances), IDX will agree to restrictions on its ability to sell, transfer or otherwise dispose of its shares in New Allscripts and its ability to purchase additional shares of New Allscripts and New Allscripts will agree to appoint an IDX representative to its Board of Directors so long as certain conditions are met.


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
                     On the Closing Date, New Allscripts and IDX will enter into a ten-year strategic alliance involving the development and marketing of their complementary products and New Allscripts will become the exclusive provider of point of care clinical applications sold by IDX to physician practices.

                     A copy of the Press Release is attached hereto as Exhibit
99.1 and is incorporated herein by reference. A copy of the Merger Agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

           The following exhibits are filed herewith:

           99.1 Joint Press Release of Allscripts, Inc. and IDX Systems Corporation, dated July 13, 2000.

           99.2  Agreement and Plan of Merger.


         Exhibit No.                          Description
         -----------                          -----------

           99.1 --Joint Press Release of Allscripts, Inc. and IDX Systems Corporation, dated July 13, 2000.

           99.2 --Agreement and Plan of Merger, dated as of July 13, 2000, by and among Allscripts Holding, Inc., Allscripts, Inc., Bursar Acquisition, Inc., Bursar Acquisition No. 2, Inc., IDX Systems Corporation and Channelhealth Incorporated.





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
                                   SIGNATURES

                     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ALLSCRIPTS, INC.

                                            By: /s/ David B. Mullen
                                                ------------------------------
                                                David B. Mullen
                                                President




                                            Date:  July 27, 2000













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
                                  EXHIBIT INDEX



         Exhibit No.                           Description
         -----------                           -----------

           99.1 --Joint Press Release of Allscripts, Inc. and IDX Systems Corporation

           99.2 --Agreement and Plan of Merger, dated as of July 13, 2000, by and among Allscripts Holding, Inc., Allscripts, Inc., Bursar Acquisition, Inc., Bursar Acquisition No. 2, Inc., IDX Systems Corporation and Channelhealth Incorporated.













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